Exhibit 99.1

Nicholas Bley Named Chief Operating Officer at Heritage Bank

OLYMPIA, Wash., October 23, 2024 – Heritage Financial Corporation (Nasdaq: HFWA) (the “Company” or “Heritage”), the parent company of Heritage Bank (the “Bank”), announces that Nicholas (“Nic”) Bley will become the Executive Vice President and Chief Operating Officer (“COO”) of Heritage Bank and Executive Vice President of Heritage, effective October 28, 2024.
Mr. Bley held various titles with JPMorgan Chase & Co. over the past 16 years with his most recent role being the Managing Director and Commercial Real Estate Senior Regional Sales Manager. While with JPMorgan Chase & Co., Mr. Bley also held a variety of leadership positions with broad experience including sales management, digital sales and operations, loan operations, and information systems and analytics.
“We are pleased that Nic is joining our team and believe his extensive banking and leadership experience will complement our leadership team” said Mr. Bryan McDonald, President of the Company. He further commented, “I look forward to leveraging his background and partnering with him to further support and execute our strategic plans at Heritage.”
Mr. Bley also currently serves as a member of the board of trustees for the Seattle Metropolitan Chamber of Commerce. He holds a Bachelor of Arts degree in Finance and Accounting from Western Washington University and an Executive Master of Business Administration from the University of Washington’s Foster School of Business.
About Heritage Financial
Heritage Financial Corporation is an Olympia, Washington-based bank holding company for its subsidiary Heritage Bank, a full-service commercial bank. Heritage Bank has a branch network of 50 banking offices in Washington, Oregon, and Idaho. Heritage Bank does business under the Whidbey Island Bank name on Whidbey Island, Washington. Heritage Financial Corporation’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.